Exhibit 4.49

采购合同

Procurement Agreement

釆购单位（甲方）Party A：Guangxi Utime Technology Co., Ltd

供货单位（乙方）Party B: P.J. Advisory Company Limited

为增加甲乙双方的责任感，确保实现各自经济目的，依据《中华人民共和国合同法》规

定，甲乙双方经友好协商，就甲方向乙方购买设备一批达成如下协议：

According to the contract law of the People's Republic of China, Party A and Party B have reached the following agreement on a batch of equipment purchased by Party A from Party B through friendly negotiation

一、釆购内容Purchase content：

	设备名称 Name	规格 Type	数量 Quantity	需求日期 Delivery dates	单价 Unit price	金额 (Amount in USD)
1	锡膏机Solder paste	DEK 03ix	2.00	2022.6.10	125,250.00	250,500.00
2	贴片机SMT	D1i	2.00	2022.6.10	270,540.00	541,080.00
3	贴片机SMT	D4i	8.00	2022.6.10	400,800.00	3,206,400.00
合计Total			12.00			3,997,980.00

合同总金额Total contract price：3,997,980.00 USD

二、付款时间及方式Time and method of payment

1、合同分两次付款：设备运至甲方交货地， 甲方验收无误后，90天内甲方向乙方支付90%货款；设备安装调试完毕，甲方向乙方支付合同总额10%货款; 乙方只负责釆购的义务，具体的质保和维修责任由设备生产方直接负责，乙方概不负责。

The contract is paid in two installments:

Party A shall pay 90% of the payment to Party B within 90 days after the equipment is transported to the place of delivery of Party A and accepted by Party A;

After the installation and commissioning of the equipment, Party A shall pay Party B 10% of the total contract price;

Party B only undertakes the obligation of procurement, and the specific warranty and maintenance responsibilities are directly responsible by the equipment manufacturer.

2、甲方不得因货物价格、货物质量瑕疵等事宜向乙方要求索赔或要求乙方承担任何责任。若出现上述 问题，甲方应当直接与设备生产商直接沟通解决。

Party A shall not claim against Party B or require Party B to bear any responsibility for such matters as the price of the goods and the quality of the goods. In case of the above problems, Party A should directly communicate with the equipment manufacturer to solve.

3、在设备验收前，设备的所有权归属于乙方。

The ownership of the equipment belongs to Party B before acceptance.

三、限制条款Restrictions

该合同提供产品仅限于中国大陆地区销售，不得出口到国外及港、澳、台地区。否则因此而产生的责 任由甲方负责。

The products provided by this contract are only sold in mainland China, and shall not be exported to foreign countries and Hong Kong, Macao and Taiwan regions. Otherwise, Party A shall be responsible for the responsibilities arising therefrom.

四、交货时间、地点、方式Delivery time, Place, Method

1、 交货时间 :2022年6月10日

Delivery time：June 10,2022

2、 交货地点

Delivery place： 广西南宁市江南区产投江南企业公园A5栋

Delivery place:Building A5,Jiangnan Enterprise Park,Industrial Investment,Jiangnan District,Nanning City,Guangxi

收货人名称：广西优泰科技有限公司

Receiver name：Guangxi Utime Technology Co.,Ltd.

3、 交货方式：乙方负责货物运输，并承担运输费用

Delivery method: Party B is responsible for the transportation of the goods and bears the transportation costs

4、 货运方式：汽运

Freight way: road transport

5、如甲方要求变更交货地点，应在合同规定的交货日期15天前通知乙方。由于变更发货地址增加的运输费由甲方承担。

If Party A requests to change the delivery location, it shall notify Party B 15 days before the delivery date stipulated in the contract. Party A shall bear the increased transportation fee due to change of shipping address.

五、现场服务（建议根据实际情况加以约定）On-site service (recommended according to the actual situation)

1.供方现场人员应遵守甲厂规、制度，如有违规，乙方负责。

The on-site personnel of the supplier shall abide by the rules and regulations of Party A. If there is any violation, Party B shall be responsible.

2.供方现场人员食宿自理。

The on-site personnel of the supplier shall take care of their own board and lodging.

六、人员培训staff training

由设备生产厂家直接负责甲方操作、维修人员和有关的工艺技术人员进行操作培训、维修培训、设备 保养培训，使之完全掌握全部使用技术，以便使甲方人员正常地使用、维修保养设备，乙方概不负责。

The equipment manufacturer is directly responsible for Party A's operation, maintenance personnel and related process technicians to conduct operation training, maintenance training, and equipment maintenance training, so that they can fully grasp all the use technologies, so that Party A's personnel can use and maintain the equipment normally. Party B is not responsible.

七、保修方式Warranty

1、自设备经甲方签收之日起按生产厂家规定的条款进行保修服务，保修服务由设备生产方直接对接，乙方概不负责。

From the date of receipt of the equipment by Party A, the warranty service shall be carried out according to the terms stipulated by the manufacturer. The warranty service shall be directly connected with the equipment manufacturer, and Party B shall not be responsible for it.

2、保修期后，甲方有维修需求的，具体事宜由甲方直接联系设备生产方，乙方概不负责。

After the warranty period, if Party A has maintenance needs, Party A shall directly contact the equipment manufacturer for specific matters, and Party B shall not be responsible for it.

八、违约责任Liability for breach of contract

1、甲方无故中途退货，应支付乙方合同总额的5%违约金。

Party A shall pay Party B a penalty of 5% of the total contract amount if Party A returns the goods without any reason.

2、甲方逾期付款，每逾期一天，应支付乙方合同总额0.05%的违约金，违约金累计总额不超过合同总额的5%.

Party A shall pay Party B a penalty of 0.05% of the total contract amount for each overdue day. The cumulative total of penalty does not exceed 5% of the total contract amount.

九、不可抗力Force majeure

如发生不可抗力事件，受不可抗力事件影响的一方应取得公证机关的不能履行或不能全部履行合同的 证明，并在事件发生后15个工作日内，及时通知另一方。双方同意，可据此免除全部或部分责任。

In the event of a force majeure event, the party affected by the force majeure event shall obtain a certificate from the notary that it cannot perform or fully perform the contract, and notify the other party in a timely manner within 15 working days after the event occurs. Both parties agree that all or part of the liability can be hereby released.

十、合同变更Change in contract

未尽事宜，双方协商解决；合同的变更及修改须经双方同意，以书面形式变更。

Matters not covered herein shall be settled by both parties through negotiation; The change and modification of the contract shall be agreed by both parties in writing.

十一、争议解决方式Dispute Resolution

双方如发生争议，应协商解决；如协商不成，双方约定在深圳国际仲裁院，通过仲裁解决。

Any dispute between the two parties shall be settled through negotiation; If the negotiation fails, both parties agree to settle the dispute through arbitration in Shenzhen International Arbitration Court.

十二、合同生效及终止Effectiveness and termination of the contract

合同自双方签字并盖章后生效，合同一式两份，双方各执一份，具有同等法律效力。

The contract becomes effective after both parties sign and seal it. The contract is in duplicate, each party holds one copy, which has the same legal effect.

（以下无正文）(No text below)

采购方Party A（盖章seal）：广西优泰科技有限公司

签订日期：2022-1-15

供应方Party B（盖章seal）：P.J. Advisory Company Limited

签订日期：2022-1-15

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